As filed with the Securities and Exchange Commission on November 28, 2003

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMDL, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0413161

(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

2492 Walnut Avenue, Suite 100, Tustin, California 92780

(Address of Principal Executive Offices) (Zip Code)

(1) AMENDED AND RESTATED AMDL, INC. 1999 STOCK OPTION PLAN

(2) 2002 AMDL, INC. STOCK OPTION PLAN

(Full title of the plan)

Gary Dreher, President
 2492 Walnut Avenue, Suite 100
Tustin, CA 92680

(Name and address of agent for service)

(714) 505-4460

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered(1)	per share(2)	price(3)	fee(4)

Common Stock, $.001 par value to be issued upon exercise of options granted and outstanding and options authorized and unissued under the 1999 Amended and Restated AMDL, Inc. Stock Option Plan (“1999 Plan”)	2,000,000 shares	$4.00	$3,945,999	$320

Common Stock, $.001 par value to be issued upon exercise of options granted and outstanding and options authorized and unissued under the 2002 AMDL, Inc.
Stock Option Plan (“2002 Plan”)	1,000,000 shares	$1.38	$732,000	$60

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under either of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Options have been issued at various prices. For the 1999 Plan, the highest option price is $4.00, which exceeds the price calculated under Rule 457(c) under the Securities Act of 1933, as amended, to wit, $1.38 on November 21, 2003. For the 2002 Plan, the highest option price is $0.48.

(3)	In accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, we computed the aggregate offering price for the 1999 Plan based on the price at which 1,727,630 issued options may be exercised and on the price calculated under Rule 457(c) for the remaining 272,370 unissued options. We computed the aggregate offering price for the 2002 Plan based on the price at which 720,000 issued options may be exercised and on the price calculated under Rule 457(c) for the remaining 280,000 unissued options.

(4)	Based on the fee of $80.90 per $1,000,000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The information specified by Part I of Form S-8 is not being filed as permitted by the Note in Part I of Form S-8. This information will be sent or given to participants in the 1999 Plan and the 2002 Plan as specified by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or that deregisters all shares of common stock then remaining unsold:

•	Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003

•	Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2003

•	Proxy Statement dated July 16, 2003

•	Current Report on Form 8-K dated July 1, 2003

•	Annual Report on Form 10 KSB/A filed on June 30, 2003 for the year ended December 31, 2002

•	Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2003

•	Current Report on Form 8-K dated February 27, 2003

•	Current Report on Form 8-K dated January 31, 2003

•	The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed September 21, 2001

     You may request a copy of these filings at no cost by writing or telephoning us at the following address: Gary L. Dreher, President, 2492 Walnut Avenue, Suite 100, Tustin, California 92780; (714) 505-4460.

Item 4. Description of Securities.

     Inapplicable.

Item 5. Interests of Named Experts and Counsel.

     Inapplicable.

Item 6. Indemnification of Directors and Officers.

     Delaware law and AMDL’s certificate of incorporation and bylaws provide that AMDL shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

     AMDL has entered into indemnification agreements with its directors whereby AMDL has agreed to indemnify and hold them harmless from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to AMDL to the maximum extent permitted by Delaware law. AMDL believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

     AMDL also maintains a directors and officers insurance policy with aggregate limits of $1,000,000 pursuant to which directors and officers of the company are insured against liability for certain actions in their capacity as directors and officers.

Item 7. Exemption from Registration Claimed.

     Inapplicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Preston Gates & Ellis LLP re: legality of shares.
10.1	AMDL, Inc. Amended and Restated 1999 Stock Option Plan incorporated by reference as Exhibit 10.45 to the Company’s Registration Statement on Form 10-SB dated October 15, 1999.
10.2	AMDL, Inc. 2002 Stock Option Plan incorporated by reference as Exhibit 10.35 to the Company’s Form 10-KSB/A filed June 30, 2003.
23.1	Consent of Preston Gates & Ellis LLP (filed as Exhibit 5.1 herein).
23.2	Consent of Corbin & Co.

Item 9. Undertakings.

     A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on November 26 2003.

AMDL, INC., a Delaware corporation

By: /s/ GARY L. DREHER

Gary L. Dreher, President

The Plan

     Inapplicable.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ARTHUR S. ROSTEN ARTHUR S. ROSTEN	Chief Financial Officer	November 26, 2003

/s/ WILLIAM W. THOMPSON, III, Ph.D. WILLIAM W. THOMPSON, III, Ph.D.	Chairman of the Board	November 26, 2003

/s/ DOUGLAS C. MACLELLAN DOUGLAS C. MACLELLAN	Director	November 26, 2003

/s/ EDWARD R. ARQUILLA, M.D., Ph.D. EDWARD R. ARQUILLA, M.D., Ph.D.	Director	November 26, 2003

/s/ MARVIN E. ROSENTHALE MARVIN E. ROSENTHALE	Director	November 26, 2003

/s/ GARY L. DREHER GARY L. DREHER	Director	November 26, 2003

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Preston Gates & Ellis LLP re: legality of shares.
10.1	AMDL, Inc. Amended and Restated 1999 Stock Option Plan incorporated by reference as Exhibit 10.45 to the Company’s Registration Statement on Form 10-SB dated October 15, 1999.
10.2	AMDL, Inc. 2002 Stock Option Plan incorporated by reference as Exhibit 10.35 to the Company’s Form 10-KSB/A filed June 30, 2003.
23.1	Consent of Preston Gates & Ellis LLP (filed as Exhibit 5.1 herein).
23.2	Consent of Corbin & Co.